Filed pursuant to Rule 424(b)(5)

Registration No. 333-130970 and 333-140511

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 7, 2006)

1,200,000 Shares

Immtech Pharmaceuticals, Inc.

Common Stock

Immtech Pharmaceuticals, Inc. is selling all of the 1,200,000 shares of common stock offered by this prospectus supplement.

Our common stock is listed on the American Stock Exchange, or the AMEX, under the symbol “IMM”. On February 6, 2007, the last reported sale price of our common stock on the AMEX was $8.63 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-7 of this prospectus supplement and those incorporated by reference in this prospectus supplement.

Ferris, Baker Watts, Incorporated has been retained to act as placement agent for us in connection with the arrangement of this transaction. We have agreed to pay Ferris, Baker Watts, Incorporated the aggregate placement agent fees set forth in the table below. The placement agent is not required to sell any specific number or dollar amount of our shares, but will use its reasonable efforts to arrange for the sale of all 1,200,000 shares of our common stock. See “Plan of Distribution” in this prospectus supplement.

	Per Share	Total

Public offering price	$ 6.750	$ 8,100,000
Placement agent fees	$ 0.405	$ 486,000
Proceeds to us (before expenses)	$ 6.345	$ 7,614,000

We expect the total offering expenses, excluding placement agent fees, to be approximately $230,000 for all sales pursuant to this prospectus supplement and the related prospectus. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees and proceeds to Immtech Pharmaceuticals, Inc., if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The shares of common stock are expected to be ready for delivery on or about February 13, 2007.

Ferris, Baker Watts, Incorporated

As Placement Agent

The date of this prospectus supplement is February 7, 2007.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-1
THE OFFERING	S-5
SUMMARY CONSOLIDATED FINANCIAL DATA	S-6
RISK FACTORS	S-7
FORWARD-LOOKING STATEMENTS	S-9
USE OF PROCEEDS	S-10
CAPITALIZATION	S-11
DILUTION	S-12
PLAN OF DISTRIBUTION	S-13
LEGAL MATTERS	S-15
EXPERTS	S-15
WHERE YOU CAN FIND MORE INFORMATION;	S-15
INCORPORATION OF DOCUMENTS BY REFERENCE	S-15

Prospectus

RISK FACTORS	1
ABOUT THIS PROSPECTUS	12
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE	12
FORWARD-LOOKING STATEMENTS	14
THE COMPANY	14
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	15
DESCRIPTION OF CAPITAL STOCK	16
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	18
EXPERTS	18
INTERESTS OF NAMED EXPERTS AND COUNSEL	18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
GLOSSARY	19

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference herein and therein. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the prospectus. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time other than the date of this prospectus supplement. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information; Incorporation of Documents by Reference” below in this prospectus supplement.

As used in this prospectus supplement, the terms “we,” “us,” “our” and “Immtech” means Immtech Pharmaceuticals, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term “common stock” means our common stock, $0.01 par value per share.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering or may have been superseded by subsequent events or filings with the Securities and Exchange Commission, or the SEC, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision. To the extent the information contained in this prospectus supplement or the documents incorporated by reference in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement, or any documents incorporated by reference in this prospectus supplement, will modify and supersede the information in the accompanying prospectus.

SUMMARY

The items in the following summary are described in more detail in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus supplement, the financial statements and the information incorporated by reference in this prospectus supplement. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described in this prospectus and the risk factors incorporated by reference in this prospectus from our Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC on June 14, 2006, which we refer to as our Form 10-K.

Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. is a pharmaceutical company advancing the development and commercialization of oral drugs to treat infectious diseases. We are clinically testing treatments for malaria, Pneumocystis pneumonia, or PCP, and African sleeping sickness, or trypanosomiasis, and are developing treatments for fungal infections, bacterial infections and Hepatitis C. We have a worldwide, exclusive license to commercialize a pharmaceutical platform from which a pipeline of products may be developed to target large, global markets.

Our strategy is to develop oral drugs effective against infectious diseases utilizing a large library of well-defined compounds. Infectious diseases in the global population have increased significantly during the past 20 years and are the most common cause of death worldwide according to the World Health Organization (“WHO”). Relatively few new drugs for treatment of infectious diseases have been brought to market during this period. New antimicrobials are needed to overcome the problems of multi-drug resistance and the increasing number of new pathogens that are causing global health problems.

Since our formation in October 1984, we have engaged in pharmaceutical research and drug development, expanding our scientific capabilities and collaborative network, developing technology licensing agreements and advancing the commercialization of our proprietary technologies, including the development of aromatic cationic compounds commencing in 1998. In addition to our internal resources, we use the expertise and resources of strategic partners and third parties in a number of areas, including (i) discovery research, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs.

We intend to continue to work with our scientific and foundation partners to validate our technology platform, illustrating our compounds’ low toxicity, broad applications, and oral deliverability. We believe we will be permitted to sell drugs in niche markets in certain developing countries as we further target multi-billion dollar markets by developing drugs to treat fungal, bacterial and viral infections. Our leading oral drug candidate is pafuramidine maleate, or pafuramidine, which is also known as DB289. Pafuramidine is in two Phase III trials, one to treat Pneumocystis pneumonia and another to treat African sleeping sickness. Each of these trials have been given a Special Protocol Assessment by the United States Food and Drug Administration, or the FDA. Because we

S-1

demonstrated to the FDA our drug candidate pafuramidine’s potential to provide improvement over currently available alternative therapies for African sleeping sickness, the FDA granted “fast-track” designation to pafuramidine for treatment of African sleeping sickness. The FDA also allows us to enroll lactating and pregnant women in the Phase III African sleeping sickness trial. The development of pafuramidine to treat African sleeping sickness is sponsored in full through grants to the scientific consortium with which we collaborate. The consortium is led by the University of North Carolina (UNC-CH) at Chapel Hill and is sponsored by the Bill and Melinda Gates Foundation, which in the past year granted an additional $22 million to the UNC-led consortium to fund Phase III clinical trials. Fast-track designation may allow for accelerated FDA review of pafuramidine for treatment of African sleeping sickness. However, there is no guarantee that fast-track designation will result in faster product development or impact the likelihood and timing of product approval. Pafuramidine is in a Phase III pivotal trial targeting PCP, and we have initiated a Phase III trial to determine pafuramidine’s effectiveness in preventing malaria.

The tables below summarize our most recent clinical trial programs:

Pneumocystis jiroveci Pneumonia (“PCP”)
Clinical Trials	Trial Design / Phase	End Points	Sites
Pafuramidine Pivotal Trial • PCP

•      Phase III pivotal; currently enrolling (1)

•      Orphan drug status granted by the FDA

•      Randomized and double-blind

•      Oral pafuramidine dosed twice daily (100mg) for 14 days

•      Compared to TMP-SMX dosed 3 times daily for 21 days

•      Both treatment groups are then put on TMP-SMX for PCP prophylaxis for another 21 days

		• Primary efficacy – Clinical success of pafuramidine compared to TMP-SMX at day 22 • Safety and tolerability of pafuramidine compared to TMP-SMX • Improvement in clinical signs and symptoms	• Argentina, Chile, Columbia, Mexico, Peru, United States • Approximately 270 patients
African sleeping sickness
Clinical Trials	Trial Design / Phase	End Points	Sites
Pafuramidine Pivotal Trial

•      Phase III pivotal; enrollment completed (1)

•      Randomized, sponsor blinded to treatment regimen

•      Oral pafuramidine dosed twice daily (100mg) for 10 days

•      Compared to intramuscular pentamidine dosed once daily for 7 days

•      Primary efficacy – Clinical and parasitological cure (absence of parasite in blood, lymph nodes and cerebrospinal fluid) 12 months after treatment

•      Secondary – Clinical cure 24 months after treatment

•      Safety and tolerability of pafuramidine compared to pentamidine

•      Interim analysis when one-half of subjects complete 12 month, follow up is expected in mid-year 2007.

• Democratic Republic of the Congo, Angola and SudaN • Approximately 250 patients, including pregnant women, nursing mothers and adolescents 12 years and older

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Malaria
Clinical Trials	Trial Design / Phase	End Points	Sites
Pafuramidine Phase 2 Trials • Pafuramidine for the prevention (prophylaxis) of Malaria	• Phase II; currently enrolling (1) • Randomized and double blind • Two different doses of pafuramidine versus placebo • Challenge with Plasmodium falciparum infected mosquitoes

•      Absence of malaria at 3 months after challenge

•      Blood concentrations of pafuramidine (prodrug) and DB75 (active drug formed from pafuramidine)

•      Safety and tolerability of pafuramidine compared to placebo

• US University Research Clinic • 19 adult volunteers
• Pafuramidine for the treatment of Malaria

•      Phase IIb; enrollment to begin 2007 (1)

•      Randomized, open label

•      Pafuramidine 400 mg or 600 mg; once daily or divided twice daily; alone or in combination with artesunate

•      Oral dosing for 3 days or 5 days

•      Primary efficacy – cure at day 28

•      Parasite clearance at day 7

•      Blood concentrations of pafuramidine (prodrug) and DB75 (active drug formed from pafuramidine)

•      Safety and tolerability of pafuramidine or pafuramidine in combination with artesunate

• Thailand • 140 adult patients

(1)	For a description of attributes of Phase I, Phase II and Phase III trials, see “Business - Governmental Regulation” disclosure in our Form 10-K.

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Immtech holds an exclusive worldwide license to develop and commercialize a broad platform of aromatic cationic compounds. These drugs have demonstrated broad activity against a number of infectious organisms that cause fungal, parasitic, bacterial and viral diseases.

An aromatic cationic compound is a molecule that has at least one positively charged end and one benzene ring in its structure. Immtech’s library of compounds includes many aromatic dications, which are molecules with two positive ends held together by a linker. Although the mechanism of action of these compounds is not completely understood, it is thought that their ability to bind to segments of deoxyribonucleic acid, or DNA, interferes with the activity of enzymes needed for microbial growth and development. The composition of dications, with positive charges on the ends and links of different length, shape, flexibility and curvature, allows for compound-specific binding to DNA or to other receptors.

No significant research work was done on cationic compounds until the National Institute of Health began supporting work done by scientists from the UNC-CH led consortium. The library of compounds to which Immtech has worldwide exclusive right represents a new generation of cationic compounds. Additionally, scientists from the UNC-CH led consortium developed a proprietary prodrug technology which could make the compounds orally available.

In addition to the tables above, we have several other pharmaceutical development programs testing the effectiveness of pafuramidine and other dications for various indications. We also have proprietary rights to a large number of novel dications that have been discovered by our UNC-CH Consortium research scientists. These research programs include treatments for fungal infections (caused by Candida and Aspergillus); hepatitis C; bacterial infections caused by resistant Gram-positive bacteria or “superbugs” (methacillin-resistant Staphylococcus aureus, Vancomycin-resistant Enterococcus and multi-drug resistant Pneumococcus) and tuberculosis.

About Immtech

A predecessor of our Company was incorporated under the laws of the State of Wisconsin on October 15, 1984, and subsequently merged into the current Delaware corporation on April 1, 1993. Our executive offices are located at One North End Avenue, New York, New York 10282, telephone number (212)791-2911 or toll-free (877)898-8093.

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THE OFFERING

Common stock offered by us	1,200,000 shares

Common stock to be outstanding after this offering	15,387,721 shares

Use of proceeds

We intend to use the net proceeds for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital and other general corporate purposes.

American Stock Exchange symbol	“IMM”

The number of shares of our common stock to be outstanding after this offering in the table above is based on 14,187,721 shares outstanding as of February 6, 2007 and excludes, as of that date:

•	2,945,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of approximately $7.58 per share;
•	1,800,609 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $8.92 per share;
•

439,513 additional shares of common stock reserved for future issuance under our stock option plans and 1,500,000 additional shares of common stock reserved for future issuance under our proposed stock option plan that is subject to stockholder approval at our annual stockholder meeting scheduled for March 2, 2007; and

•	1,372,514 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

Of the warrants listed in the first bullet point above, warrants with an exercise price of $6.00 per share relating to 229,500 and 412,000 shares of our common stock expire on February 14, 2007 and February 22, 2007, respectively.

S-5

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated into this prospectus by reference to our Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the SEC on November 9, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 filed with the SEC on August 9, 2006, which we refer to collectively as our SEC Reports. The as adjusted balance sheet data reflect the sale of 1,200,000 shares of our common stock at a public offering price of $6.75 per share in this offering and our receipt of the estimated net proceeds from the offering.

Balance Sheet Data (in 000s)

September 30, 2006

(unaudited)

	Actual	As Adjusted

Cash and cash equivalents	$ 8,538	$ 15,922
Restricted funds on deposit	4,210	4,210
Working capital	9,063	16,447
Total assets	18,508	25,892
Convertible preferred stock	8,821	8,821
Deficit accumulated during development stage	(93,340)	(93,340)
Stockholders’ equity	$ 12,648	$ 20,032

S-6

RISK FACTORS

Potential investors are urged to read and consider the risk factors relating to an investment in Immtech Pharmaceuticals, Inc. contained or incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. You should also read the “Risk Factors” incorporated by reference herein from Part I, Item 1A of our Form 10-K.

Risks Related to the Offering

The market price of our common stock has experienced significant volatility.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. For example, in the 52-week period ended February 2, 2007, the closing price of our common stock on the AMEX ranged from $4.80 to $9.45. The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Factors affecting our stock price include:

•	announcements of technological innovations or new products by us or our competitors;
•	developments or disputes concerning patents or proprietary rights;
•	publicity regarding actual or potential clinical trials results relating to products under development by us or our competitors;
•	regulatory developments in both the United States and foreign countries;
•	delays in our testing and development schedules;
•	public concern as to the safety of pharmaceutical drugs and other external factors; and
•	period-to-period fluctuations in our financial results.

If any of the risks described in these and other “Risk Factors” incorporated by reference herein actually occur, such events could have a significant adverse impact on the market price of our common stock.

Our management will have broad discretion with respect to the use of proceeds of this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price to the public of $6.75 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.54 per share in the net tangible book value of the common stock. See the section entitled “Dilution” beginning on page S-12.

S-7

Future sales of our common stock in the public market or the exercise of options or warrants will dilute current stockholders and could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could adversely affect the market price of our common stock. Similarly, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

As of December 31, 2006, stock options to purchase 1,807,609 shares of common stock were outstanding, of which options to purchase 1,248,359 shares were exercisable. Also outstanding as of the same date were warrants for 2,845,112 shares of common stock, of which warrants to purchase 2,835,112 were exercisable. In addition, 1,500,000 additional shares of common stock are reserved for future issuance under our proposed stock option plan that is subject to stockholder approval at our annual stockholder meeting scheduled for March 2, 2007.

S-8

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may,” “intend,” “plan,” “believe,” “will,” “anticipate” or “expect” or similar words and may include statements concerning our strategies, goals and plans. Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements. Such factors include, among others described in this prospectus, the following:

•	we are in an early stage of product development,
•	the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development,
•	the possibility that we or our collaborators will not successfully develop any marketable products,
•	the possibility that advances by competitors will cause our product candidates not to be viable,
•

uncertainties as to the requirement that a drug product be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug product candidates,

•

risks relating to requirements for approvals by governmental agencies, such as the Food and Drug Administration, before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our product candidates successfully,

•	the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties,
•

the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms,

•	the possibility that any products successfully developed by us will not achieve market acceptance and
•	other risks and uncertainties that may not be described herein.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Before purchasing our common stock, you should carefully consider the risks, uncertainties and other events described in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and in our Form 10-K in addition to the other information contained elsewhere in the prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein could have a material adverse effect on our business, operating results and financial condition.

S-9

USE OF PROCEEDS

We expect to receive approximately $7,384,000 from the sale of the 1,200,000 shares of common stock offered by us in this offering at a public offering price of $6.75 per share after deducting the placement agent fees and our estimated offering expenses.

We intend to use the net proceeds for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and for working capital and other general corporate purposes. We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. The amounts actually expended for each purpose may vary significantly depending on numerous factors, including progress with the regulatory approval, manufacturing and commercialization of pafuramidine for treatment of PCP, African sleeping sickness and prevention of malaria and our other development programs. Accordingly, our management will have significant flexibility in applying such proceeds. We reserve the right, at the discretion of our board of directors and management, to reallocate our use of proceeds in response to these and other factors. Pending such uses, we intend to invest the net proceeds from the offering in short-term, interest-bearing, investment grade securities.

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CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of September 30, 2006:

•	on an actual basis; and
•

on an adjusted basis to give effect to the issuance and sale by us of 1,200,000 shares of common stock in this offering at a public offering price of $6.75 and our receipt of the estimated net proceeds from the offering.

September 30, 2006
	Actual	As Adjusted
(In thousands, except share data)

Cash, cash equivalents	$ 8,538	$ 15,922
Restricted funds on deposit	$ 4,210	$ 4,210
Convertible preferred stock	$ 8,821	$ 8,821
Stockholders’ equity
Common stock; 100,000,000 shares authorized; 14,032,356 shares issued and outstanding, actual; 15,232,356 shares issued and outstanding, as adjusted	$ 140	$ 152
Deficit accumulated during development stage	$ (93,340)	$ (93,340)
Total Stockholders’ equity	$ 12,648	$ 20,032

This table above should be read in conjunction with “Summary Consolidated Financial Data” and our consolidated financial statements and related notes incorporated by reference to our SEC Reports.

The table excludes, as of September 30, 2006:

•	2,845,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.52 per share;
•	1,544,609 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $9.47 per share;
•

715,249 additional shares of common stock reserved for future issuance under our stock option plans and 1,500,000 additional shares of common stock reserved for future issuance under our proposed stock option plan that is subject to stockholder approval at our annual stockholder meeting scheduled for March 2, 2007; and

•	1,376,763 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

Of the warrants listed in the first bullet point above, warrants with an exercise price of $6.00 per share relating to 229,500 and 412,000 shares of our common stock expire on February 14, 2007 and February 22, 2007, respectively.

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DILUTION

Our net tangible book value on September 30, 2006 was approximately $12,648,000, or approximately $0.82 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock (and preferred stock on an as-if-converted basis) outstanding at September 30, 2006.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 1,200,000 shares of our common stock in this offering and after deducting the placement agent fees and our estimated offering expenses, at a public offering price of $6.75 per share, our net tangible book value as of September 30, 2006 would have been $1.21 per share. This amount represents an immediate increase in net tangible book value of $0.39 share to existing stockholders and an immediate dilution of $5.54 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share	$ 6.75
Net tangible book value per share as of September 30, 2006	$ 0.82
Increase in net tangible book value per share attributable to this offering	$ 0.39
Pro forma net tangible book value per share as of September 30, 2006 after giving effect to this offering	$ 1.21
Dilution per share to new investors in this offering	$ 5.54

The table above excludes, as of September 30, 2006, the potential dilutive effect of the following securities:

•	2,845,112 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.52 per share;
•	1,544,609 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $9.47 per share;
•

715,249 additional shares of common stock reserved for future issuance under our stock option plans and 1,500,000 additional shares of common stock reserved for future issuance under our proposed stock option plan that is subject to stockholder approval at our annual stockholder meeting scheduled for March 2, 2007; and

•	1,376,763 shares of common stock issuable upon conversion of our Series A, Series B, Series C, Series D and Series E preferred stock (excluding any accrued but unpaid dividends).

Of the warrants listed in the first bullet point above, warrants with an exercise price of $6.00 per share relating to 229,500 and 412,000 shares of our common stock expire on February 14, 2007 and February 22, 2007, respectively.

To the extent that these options, warrants and the convertible securities are exercised or converted, there will be further dilution to new investors.

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PLAN OF DISTRIBUTION

We are offering our common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated February 7, 2007, Ferris, Baker Watts, Incorporated has agreed to act as the placement agent for the sale of up to 1,200,000 shares of our common stock. The placement agent is not purchasing or selling any of our common stock by this prospectus supplement and the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of our common stock, but has agreed to use reasonable efforts to arrange for the sale of 1,200,000 shares of our common stock.

The placement agency agreement provides that the obligations of the placement agent is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.

The placement agent proposes to arrange for the sale to one or more purchasers of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. We will pay the placement agent a total commission equal to 6.0% of the gross proceeds from the sale of our common stock.

The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the common stock offered hereby.

Per share of common stock	$ 0.405
Total commissions	$ 486,000

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell shares of our common stock to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase our common stock is subject to conditions set forth in the purchase agreement as well, which also may be waived.

It is expected that the sale of up to 1,200,000 shares of our common stock will be completed on February 13, 2007. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $230,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.

The placement agency agreement with Ferris, Baker Watts, Incorporated will be included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

In order to facilitate the offering of our common stock, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent makes any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on the AMEX or otherwise.

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Our officers and directors have agreed to a 90-day “lock up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Ferris, Baker Watts, Incorporated. Immtech has signed a similar lock up. Our lock up, however, only covers a period of 45 days following the date of this prospectus supplement.

Ferris, Baker Watts, Incorporated and its affiliates from time to time have provided in the past and may provide in the future investment banking and financial advisory services to us in the ordinary course of business. In addition, on January 16, 2007, in connection with the execution of an agreement for services, we agreed to issue to the placement agent warrants to purchase up to 100,000 shares of our common stock, exercisable at $9.18 per share. We will be permitted to redeem the warrants at $0.01 per share underlying the warrants, upon 30 days notice if at any time prior to the expiration of the warrants the market closing price of our common stock meets or exceeds 200% of the exercise price of the warrants for 20 consecutive trading days.

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LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agent by Mintz Levin Cohn Ferris Glovsky and Popeo P.C.

EXPERTS

The financial statements as of March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on or through our Internet website, http://www.immtechpharma.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this prospectus supplement or accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus supplement, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to us and our shares, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC’s public reference rooms listed above.

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus supplement and information we later file with the SEC will automatically update and supersede the information in this prospectus supplement. The following documents filed with the SEC are hereby incorporated by reference in this prospectus supplement:

(i)            our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 14, 2006, and the exhibits incorporated therein;

(ii)	our Current Report on Form 8-K filed with the SEC on May 3, 2006;
(iii)	our Current Report on Form 8-K filed with the SEC on June 29, 2006;

(iv)          our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC August 9, 2006;

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(v)          our Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2006, filed with the SEC on August 11, 2006;

(vi)	our Current Report on Form 8-K filed with the SEC on August 31, 2006;
(vii)	our Current Report on Form 8-K filed with the SEC on October 20, 2006;

(viii)        our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on November 9, 2006;

(ix)	our Current Report on Form 8-K filed with the SEC on December 22, 2006;

(x)           our definitive proxy statement pursuant to Section 14(A) of the Exchange Act filed with the SEC on January 24, 2007; and

(xi)          the description of our common stock contained in our registration statement on Form 8-A pursuant to Section 12(b) of the Exchange Act filed with the SEC on August 6, 2003.

In addition, all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus supplement.

We will provide to you a copy of any document incorporated by reference in this prospectus supplement and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone numbers: Corporate Secretary, Immtech Pharmaceuticals, Inc., 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, 60061, Telephone No. (847) 573-0033 or toll free (877) 898-8038.

Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the registration statement and this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus supplement.

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PROSPECTUS

3,744,540 Shares

Immtech Pharmaceuticals, Inc.

Common Stock

This is a public offering of 3,744,540 shares of our common stock. We may from time to time offer and sell, subject to American Stock Exchange LLC (“AMEX”) rules, up to 3,000,000 shares of common stock for our own account and the stockholders (“Selling Stockholders”) named under the caption “Selling Stockholders” may from time to time offer and sell up to an additional 744,540 shares of common stock. By this registration statement, the Company is registering for Selling Stockholders (1) 593,040 shares of common stock underlying its Series E Convertible Preferred Stock (“Series E Stock”) of which (a) 474,434 shares underlie 133,600 shares of Series E Stock which was issued to investors in connection with a private placement on December 13, 2005 and (b) 118,606 shares which underlie 33,400 shares of Series E Stock which are issuable to the private placement investors if each exercises his, her or its option (“Series E Stock Purchase Option”) to purchase up to an additional 25% of the number of shares of Series E Stock purchased on December 13, 2005 and (2) 151,500 shares underlying warrants (“Common Stock Purchase Warrants”) issued to the private placement investors (warrants to purchase 83,500 shares of common stock) and an entity that assisted the Company to complete the private placement (a warrant to purchase 68,000 shares of common stock). The shares registered hereunder may be sold in transactions occurring either on or off the AMEX at prevailing market prices or at negotiated prices. Sales may be made through brokers or through dealers, who are expected to receive customary commissions or discounts. We will receive no proceeds from the sale of shares sold by Selling Stockholders under this prospectus.

Our common stock is traded on the AMEX under the symbol “IMM”. The last reported sale of our common stock on the AMEX on February 7, 2006 was $8.52. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 7, 2006

TABLE OF CONTENTS

RISK FACTORS	1
ABOUT THIS PROSPECTUS	12
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE	12
FORWARD-LOOKING STATEMENTS	14
THE COMPANY	14
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	15
DESCRIPTION OF CAPITAL STOCK	16
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	18
EXPERTS	18
INTERESTS OF NAMED EXPERTS AND COUNSEL	18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
GLOSSARY	19

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RISK FACTORS

An investment in the shares offered by this prospectus involves a high degree of risk. In addition to the other information contained in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing the shares.

There is no assurance that we will successfully develop a commercially viable product; our most advanced product candidate is in Phase III human clinical trials.

We are in various stages of human clinical trials, and in some cases preclinical development activities required for drug approval and commercialization. Since our formation in October 1984, we have engaged in research and development programs, expanding our network of scientists and scientific advisors, licensing technology agreements and, since obtaining the rights thereto in 1997, advancing the commercialization of the aromatic cation technology platform. We have generated no revenue from product sales, do not have any products currently available for sale, and none are expected to be commercially available for sale until after March 31, 2006, if at all. There can be no assurance that the research we fund and manage will lead to commercially viable products. Our most advanced programs are in Phase III human clinical testing using DB289, our first oral drug candidate, for several indications including Pneumocystis pneumonia, trypanosomiasis (African sleeping sickness) and malaria (Phase II) and must undergo substantial additional regulatory review prior to commercialization.

We have a history of losses and an accumulated deficit; our future profitability is uncertain.

We have experienced significant operating losses since our inception and we expect to incur additional operating losses as we continue research and development, clinical trial and commercialization efforts. As of September 30, 2005, we had an accumulated deficit of approximately $81.3 million. Losses from operations were approximately $12.9 million and $13.6 million, for the fiscal years ended March 31, 2004 and March 31, 2005, respectively.

We need substantial additional funds, currently and in future years, to continue our research and development; if financing is not available, we may be required to reduce spending for our research programs, cease operations or pursue other financing alternatives.

Our operations to date have consumed substantial amounts of cash. Negative cash flow from operations is expected to continue in the foreseeable future. Without substantial additional financing, we may be required to reduce some or all of our research programs or cease operations. Our cash requirements may vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, responses to our grant requests, relationships with strategic partners, changes in the focus and direction of our research and development programs, delays in the enrollment and completion of our clinical trials, competitive and technological advances, U.S. Food and Drug Administration (“FDA”) and foreign regulatory approval processes and other factors. In any of these circumstances, we may require substantially more funds than we currently have available or intend to raise to continue our business. We may seek to satisfy future funding requirements through public or private offerings of equity securities, by collaborative or other arrangements with pharmaceutical or biotechnology companies, issuance of debt or from other sources. Additional financing may not be available when needed or may not be available on acceptable terms. If adequate financing is not available, we may not be able to continue as a going concern or may be required to delay, scale back or eliminate certain research and development programs, relinquish rights to certain technologies or product candidates, forego desired opportunities or license third parties to commercialize our products or technologies that we would otherwise seek to develop internally. To the extent we raise additional capital by issuing equity securities, ownership dilution to existing stockholders may result.

We receive funding primarily from grants, research and development programs and from sales of our equity securities. To date we have directed most of such funds not used for general and administrative overhead toward our research and development and commercialization programs (including preparation of submissions to regulatory agencies). Until one or more of our product candidates is approved for sale, our funding is limited to grants, funds from testing and research agreements, fees associated with licensing of our technology and proceeds from sales of equity or debt securities.

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We do not have employment contracts with any employees other than our President, T. Stephen Thompson.

We have an employment agreement with our President, T. Stephen Thompson, that renews annually in April of each year unless 30 day prior notice of non-renewal is given by either party to the other. Mr. Thompson renewed his employment with us this year and has not expressed any indication that he desires to leave our employ or retire. All of our other employees are “at will” and may leave at any time. None of our executive officers has as of this date, expressed any intention to retire or leave our employ. We do not have “key-man” life insurance policies on any of our executives.

Most of our business’ financial aspects, including investor relations, intellectual property control and corporate governance, are under the supervision of Eric L. Sorkin, T. Stephen Thompson, Cecilia Chan and Gary Parks. Together, Mr. Sorkin, Mr. Thompson, Ms. Chan and Mr. Parks hold institutional knowledge and business savvy that they utilize to assist us to forge new relationships and exploit new business opportunities without diminishing or undermining existing programs and obligations.

A substantial portion of our proprietary intellectual property is developed by scientists who are not employed by us.

Our business depends to a significant degree on the continuing contributions of our key management, scientific and technical personnel, as well as on the continued discoveries of scientists, researchers and specialists at The University of North Carolina at Chapel Hill (“UNC”), Georgia State University, Duke University and Auburn University (collectively, the “Scientific Consortium”) and other research groups that assist in the development of our product candidates. A substantial portion of our proprietary intellectual property is developed by scientists who are employed by the universities that comprise the Scientific Consortium and other research groups. We do not have control over, knowledge of, or access to those employment arrangements. We have not been advised by any of the key members of our company, the scientific research groups or of the Scientific Consortium of their intention to leave their employ or the program.

There can be no assurance that the loss of certain members of management or the scientists, researchers and technicians from the Scientific Consortium universities would not materially adversely affect our business.

Additional research grants needed to fund our operations may not be available or, if available, not on terms acceptable to us.

We have funded our product development and operations as of September 30, 2005 through a combination of sales of equity instruments and revenue generated from research agreements and grants. As of September 30, 2005, our accumulated deficit was approximately $81.3 million net of approximately $19.5 million, which was funded either directly or indirectly with grant funds and payments from research and testing agreements.

In November 2000, a philanthropic foundation (the “Foundation”) awarded a $15.1 million grant to UNC to develop new drugs to treat Human Trypanosomiasis (African sleeping sickness) and leishmaniasis (the “Foundation Grant”). On March 29, 2001, UNC entered into a clinical research subcontract agreement with us, whereby we would receive up to $9.8 million, subject to certain terms and conditions, over the succeeding five year period to conduct certain clinical and research studies related to the Foundation Grant. In April 2003, the Foundation increased the Foundation Grant by approximately $2.7 million for the expansion of phase IIB/III clinical trials to treat human Trypanosomiasis and improved manufacturing processes. We have received, pursuant to the clinical research subcontract with UNC, inclusive of our portion of the grant increase, a total amount of funding of approximately $11.7 million. We and our research partners are working with existing and new funding sources to develop next steps and to increase funding to advance development of a treatment for human Trypanosomiasis.

In November 2003, we entered into a Testing Agreement with the Medicines For Malaria Venture, a foundation established in Switzerland (“MMV”) and UNC, pursuant to which we, with the support of MMV and UNC, conducted a proof of concept study of DB289 in human clinical trials with the goal of obtaining marketing approval of a product for the treatment of malaria. Under the terms of the agreement, MMV advanced to us approximately $4.0 million through September 30, 2005. We and MMV agreed in December 2005 to terminate the current agreement to refocus our efforts on a combination therapy in collaboration with another U.S. university

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laboratory. MMV has verbally committed to the new program and additional funding. We plan to disclose the terms of the new program and funding upon completion of documentation.

We will continue to apply for new grants to support continuing research and development of our proprietary aromatic cation technology platform and other product candidates. The process of obtaining grants is extremely competitive and there can be no assurance that any of our grant applications will be acted upon favorably. Some charitable organizations may request licenses to our proprietary information or may impose price restrictions on the products we develop with grant funds. We may not be able to negotiate terms that are acceptable to us with such organizations. In the event we are unable to raise sufficient funds to advance our product developments with grant funds we may seek to raise additional capital with the issuance of debt or equity securities. There can be no assurance that we will be able to place or sell debt or equity securities on terms acceptable to us and, if we sell equity, existing stockholders may suffer dilution (see Risk Factors, this section, entitled “Shares eligible for future sale may adversely affect our ability to sell equity securities,” and “Our outstanding options and warrants may adversely affect our ability to consummate future equity financings due to the dilution potential to future investors”).

None of our product candidates have been approved for sale by any regulatory agency; approval is required before we can sell drug products commercially.

Our first oral drug candidate, DB289, requires additional clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that any of our product candidates will be successfully developed, proven to be safe and effective in human clinical trials, meet applicable regulatory standards, be approved by regulatory authorities, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If we are unable to commercialize our product candidates in a timely manner we may be required to seek additional funding, reduce or cancel some or all of our development programs, sell or license some of our proprietary information or cease operations.

There are substantial uncertainties related to clinical trials that may result in the extension, modification or termination of one or more of our programs.

In order to obtain required regulatory approvals for the commercial sale of our product candidates, we must demonstrate through human clinical trials that our product candidates are safe and effective for their intended uses. Prior to conducting human clinical trials we must obtain governmental approvals from the host nation, approval from the U.S. to export our product candidate to the test site and qualify a sufficient number of volunteer patients that meet our trial criteria. If we do not obtain required governmental consents or if we do not enroll a sufficient number of patients in a timely manner or at all, our trial expenses could increase, results may be delayed or the trial may be cancelled.

We may find, at any stage of our research and development, that product candidates that appeared promising in earlier clinical trials do not demonstrate safety or effectiveness in later clinical trials and therefore do not receive regulatory approvals. Despite the positive results of our preclinical testing and human clinical trials those results may not be predictive of the results of later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in early-stage human clinical trials.

Completion of human clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, participant retention and follow up, difficulty in securing sufficient supplies of clinical trial materials or other adverse events occurring during clinical trials. For instance, once we obtain permission to run a human trial, there are strict criteria regulating who we can enroll in the trial. In the case of African sleeping sickness, we are subject to civil unrest in sub-Sahara Africa where local rebels could close clinics and dramatically reduce enrollment rates, and make it difficult to conduct trials. Political instability and the minimal infrastructure in the African countries where we conduct our African sleeping sickness trials may cause delays in enrollment and difficulty in the completion of trials.

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Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of our development programs will be successfully completed, that any Investigational New Drug (“IND”) application filed with the FDA (or any foreign equivalent filed with the appropriate foreign authorities) will become effective, that additional clinical trials will be allowed by the FDA or other regulatory authorities, or that clinical trials will commence as planned. There have been delays in our testing and development schedules due to the aforementioned conditions and funding and patient enrollment difficulties and there can be no assurance that our future testing and development schedules will be met.

We do not currently have pharmaceutical manufacturing capability, which could impair our ability to develop commercially viable products at reasonable costs.

Our ability to commercialize product candidates will depend in part upon our ability to have manufactured or develop the capability to manufacture our product candidates, either directly or through third parties, at a competitive cost and in accordance with FDA and other regulatory requirements. We currently lack facilities and personnel to manufacture our product candidates. There can be no assurance that we will be able to acquire such resources, either directly or through third parties, at reasonable costs, if we develop commercially viable products.

We are dependent on third party relationships for critical aspects of our business; problems that develop in these relationships may increase costs and/or diminish our ability to develop our product candidates.

We use the expertise and resources of strategic partners and third parties in a number of key areas, including (i) discovery research, (ii) preclinical and human clinical trials, (iii) product development and (iv) manufacture of pharmaceutical drugs. We have a worldwide license and exclusive commercialization rights to a proprietary aromatic cation technology platform and are developing drugs intended for commercial use based on that platform. This strategy creates risks by placing critical aspects of our business in the hands of third parties, whom we may not be able to control. If these third parties do not perform in a timely and satisfactory manner, we may incur costs and delays as we seek alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on our business if the delays jeopardize our licensing arrangements by causing us to become non-compliant with certain license agreements.

We may seek additional third party relationships in certain areas, particularly in clinical testing, marketing, manufacturing and other areas where pharmaceutical and biotechnology company collaborators will enable us to develop particular products or geographic markets that are otherwise beyond our current resources and/or capabilities. There is no assurance that we will be able to obtain any such collaboration or any other research and development, manufacturing or clinical trial arrangements. Our inability to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on our business by slowing our ability to develop new products, requiring us to expand our internal capabilities, increasing our overhead and expenses, hampering future growth opportunities or causing us to delay or terminate affected programs.

We are uncertain about our ability to protect or obtain necessary patents and protect our proprietary information; our ability to develop and commercialize product candidates would be compromised without adequate intellectual property protection.

We have spent and continue to spend considerable funds to develop our product candidates and we are relying on the potential to exploit commercially without competition the results of our product development. Much of our intellectual property is licensed to us under various agreements including the Consortium Agreement. It is the primary responsibility of the discoverer to develop his, her or its invention confidentially, insure that the invention is unique, and to obtain patent protection. In most cases, our role is to reimburse patent related costs after we decide to develop any such invention. We, therefore, rely on the inventors to insure that technology licensed to us is adequately protected. Without adequate protection for our intellectual property we believe our ability to realize profits on our future commercialized product would be diminished. Without protection, competitors might be able to copy our work and compete with our products without having invested in the development.

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There can be no assurance that any particular patent will be granted or that issued patents will provide us, directly or through licenses, with the intellectual property protection contemplated. Patents and licenses of patents can be challenged, invalidated or circumvented. Patent litigation is expensive and time-consuming and the outcome cannot be predicted. It is also possible that competitors will develop similar products simultaneously. Our breach of any license agreement or the failure to obtain a license to any technology or process which may be required to develop or commercialize one or more of our product candidates may have a material adverse effect on our business including the need for additional capital to develop alternate technology, the potential that competitors may gain unfair advantage and lessen our expectation of potential future revenues.

The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for, or may have been issued, certain patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those that we are attempting to develop and commercialize. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. No assurance can be given that patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to or competitive with our technology, product candidates, product uses or processes. If patents have been or are issued to others containing preclusive or conflicting claims, then we may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology.

There can be no assurance that the licenses or alternative technology that might be required for such alternative processes or products would be available on commercially acceptable terms, or at all.

Because of the substantial length of time and expense associated with bringing new drug products to market through the development and regulatory approval process, the pharmaceutical and biotechnology industries place considerable importance on patent and trade secret protection for new technologies, products and processes. Since most patent applications filed in the United States are confidential for eighteen months after filing and some are confidential until their date of issue as a patent and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we (or our licensors) were the first to make the inventions covered by pending patent applications or that we (or our licensors) were the first to file patent applications for such inventions. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions and, therefore, the breadth of claims allowed in pharmaceutical and biotechnology patents, or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide us competitive advantages, that any of our (or our licensors’) patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of our employees, advisors and consultants, will not claim rights in, or ownership to, our (or our licensors’) patents and other proprietary rights. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our proprietary information, or that others may not be issued patents that may require us to obtain a license for, and pay significant fees or royalties for, such proprietary information.

We rely on technology developed by others and shared with collaborators to develop our product candidates which puts our proprietary information at risk of unauthorized disclosure.

We rely on trade secrets, know-how and technological advancement to maintain our competitive position. Although we use license agreements, confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

We recently completed an arbitration against another pharmaceutical company for breach of a Confidentiality Testing Agreement in which we claimed theft of our trade secrets. We are currently waiting for a decision from the arbitral panel.

We are licensed to commercialize technology from a proprietary aromatic cation technology platform developed by a Scientific Consortium, comprised primarily of scientists employed by universities in an academic

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setting. The academic world is improved by the sharing of information. As a business, however, the sharing of information whether through publication of research, academic lectures or general intellectual discourse among contemporaries is not conducive to protection of proprietary information. Our proprietary information may fall into the possession of unintended parties without our knowledge through customary academic information sharing.

At times we may enter into confidentiality agreements with other companies, allowing them to test our technology for potential future licensing, in return for milestone and royalty payments should any discoveries result from the use of our proprietary information. We cannot be assured that such parties will honor these confidentiality agreements subjecting our intellectual property to unintended disclosure.

The pharmaceutical and biotechnology industries have experienced extensive litigation regarding patent and other intellectual property rights. We could incur substantial costs in defending suits that may be brought against us (or our licensors) claiming infringement of the rights of others or in asserting our (or our licensors’) patent rights in a suit against another party. We may also be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office or similar foreign agency for the purpose of determining the priority of inventions in connection with our (or our licensors’) patent applications.

Adverse determinations in litigation or interference proceedings could require us to seek licenses (which may not be available on commercially reasonable terms) or subject us to significant liabilities to third parties, and could therefore have a material adverse effect on our business by increasing our expenses and having an adverse effect on our business. Even if we prevail in an interference proceeding or a lawsuit, substantial resources, including the time and attention of our officers, would be required.

Confidentiality agreements may not adequately protect our intellectual property which could result in unauthorized disclosure or use of our proprietary information.

We require our employees, consultants and third parties with whom we share proprietary information to execute confidentiality agreements upon the commencement of their relationship with us. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship will be our exclusive property and will be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information. If our unpatented proprietary information is publicly disclosed before we have been granted patent protection, our competitors could be unjustly enriched and we could lose the ability to profitably develop products from such information.

Our industry has significant competition; our product candidates may become obsolete prior to commercialization due to alternative technologies thereby rendering our development efforts obsolete or non-competitive.

The pharmaceutical and biotechnology fields are characterized by extensive research efforts and rapid technological progress. Competition from other pharmaceutical and biotechnology companies and research and academic institutions is intense and other companies are engaged in research and product development to treat the same diseases that we target. New developments in pharmaceutical and biotechnology fields are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of our programs or products non-competitive or obsolete.

We are aware of other companies and institutions dedicated to the development of therapeutics similar to those we are developing, including Aventis Pharmaceuticals, Inc., Hoffman-LaRoche Ltd., Sanofi-Synthelabo Inc., Pfizer Inc., Novartis, and Bayer Corporation. Many of our existing or potential competitors have substantially greater financial and technical resources than we do and therefore may be in a better position to develop, manufacture and market pharmaceutical products. Many of these competitors are also more experienced performing preclinical testing and human clinical trials and obtaining regulatory approvals. The current or future existence of competitive products may also adversely affect the marketability of our product candidates.

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In the event some or all of our programs are rendered non-competitive or obsolete, we do not currently have alternative strategies to develop new product lines or the financial resources to pursue such a course of action.

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates.

We have not made application to the FDA or any other regulatory agency to sell commercially or label any of our product candidates. We or our test collaborators have received licenses from the FDA to export DB289 for testing purposes and have previously been approved to conduct human clinical trials for various indications in each of the United States, Germany, France, the Democratic Republic of Congo, Angola, Thailand, Peru and South Africa.

All new pharmaceutical drugs, including our product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act (“FDCA”) and other laws and by state, local and foreign governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of pharmaceutical drugs. If drug products are marketed abroad, they are subject to extensive regulation by foreign governments. Failure to comply with applicable regulatory requirements may subject us to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending applications.

Each of our product candidates must be approved for each indication for which we believe it to be viable. We have not yet determined from which regulatory agencies we will seek approval for our product candidates or indications for which approval will be sought. Once determined, the approval process is subject to those agencies’ policies and acceptance of those agencies’ approvals, if obtained, in the countries where we intend to market our product candidates.

We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates.

On April 23, 2004 the FDA granted fast-track designation for DB289, our first oral drug candidate, to treat African sleeping sickness (trypanosomiasis). Fast-track designation means, among other things, that the FDA may accept initial late-stage data from us rather than waiting for the entire Phase III clinical trial data to be submitted together for consideration of approval to market the drug. There is, however, no guarantee that fast-track designation will result in faster product development or licensing approval or that our product candidates will be approved at all.

The process of obtaining FDA or other required regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, the approval process is extremely expensive and uncertain. There can be no assurance that our product candidates will be approved for commercial sale in the United States by the FDA or regulatory agencies in foreign countries. The regulatory review process can take many years and we will need to raise additional funds to complete the regulatory review process for our current product candidates. The failure to receive FDA or other governmental approval would have a material adverse effect on our business by precluding us from marketing and selling such products and negatively impacting our ability to generate future revenues. Even if regulatory approval of a product is granted, there can be no assurance that we will be able to obtain the labeling claims (a labeling claim is a product’s description and its FDA permitted uses) necessary or desirable for the promotion of such product. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for post-marketing studies if regulatory approval is obtained; we will also be subject to ongoing FDA obligations and continued regulatory review. In particular, we, or our third party manufacturers, will be required to adhere to Good Manufacturing Practices (“GMP”), which require us (or our third party manufacturers) to manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control. Further, we (or our third party manufacturers) must pass a manufacturing facilities pre-approval inspection by the FDA or corollary agency before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in

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penalties, such as restrictions on a product’s marketing or withdrawal of the product from the market. In addition, identification of certain side-effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product.

Prior to the submission of an application for FDA approval, our pharmaceutical drugs undergo rigorous preclinical and clinical testing, which may take several years and the expenditure of substantial financial and other resources. Before commencing clinical trials in humans in the United States, we must submit to the FDA and receive clearance of an IND. There can be no assurance that submission of an IND for future clinical testing of any of our product candidates under development or other future product candidates would result in FDA permission to commence clinical trials or that we will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of product candidates under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory agency or approved by the FDA for marketing in the United States or by any such foreign regulatory agencies for marketing in foreign jurisdictions.

Our most advanced programs are developing products intended for sale in countries that may not have established pharmaceutical regulatory agencies.

Some of the intended markets for our treatment of African sleeping sickness and malaria are in countries without developed pharmaceutical regulatory agencies. We plan in such cases to try first to obtain regulatory approval from a recognized pharmaceutical regulatory agency such as the FDA or one or more European agencies and then to apply to the targeted country for recognition of the foreign approval. Because the countries where we intend to market treatments for African sleeping sickness and malaria are not obligated to accept foreign regulatory approvals and because those countries do not have standards of their own for us to rely upon, we may be required to provide additional documentation or complete additional testing prior to distributing our products in those countries.

There is uncertainty regarding the availability of health care reimbursement to prospective purchasers of our anticipated products; health care reform may negatively impact the ability of prospective purchasers of our anticipated products to pay for such products.

Our ability to commercialize any of our product candidates will depend in part on the extent to which reimbursement for the costs of the resulting drug will be available from government health administration authorities, private health insurers, non-governmental organizations and others. Many of our product candidates, including treatments for trypanosomiasis, malaria and tuberculosis, would be in the greatest demand in developing nations, many of which do not maintain comprehensive health care systems with the financial resources to pay for such drugs. We do not know to what extent governments, private charities, international organizations and others would contribute toward bringing newly developed drugs to developing nations. Even among drugs sold in developed countries, significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of third party insurance reimbursement coverage enabling us to establish and maintain price levels sufficient for realization of a profit on our investment in developing pharmaceutical drugs. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drug products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our anticipated products, the market acceptance of these products would be adversely affected.

Health care reform proposals are regularly introduced in the United States Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future. We cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on our business. Implemented reforms may have a material adverse effect on our business by reducing or eliminating the availability of third-party reimbursement for our anticipated products or by limiting price levels at which we are able to sell such products. If reimbursement is not available for our products, health care providers may prescribe alternative remedies if available. Patients, if they cannot afford our products, may do without. In addition, if we are able to commercialize products in overseas markets, then our ability to achieve success in such markets may depend, in

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part, on the health care financing and reimbursement policies of such countries. We cannot predict changes in health care systems in foreign countries, and therefore, do not know the effects on our business of possible changes.

Shares eligible for future sale may adversely affect our ability to sell equity securities.

Sales of our common stock (including the issuance of shares upon conversion of preferred stock) in the public market could materially and adversely affect the market price of shares because prior sales have been executed at or below our current market price. We have outstanding five series of preferred stock that convert to common stock at prices equivalent to $4.42, $4.00, $4.42, $9.00 and $7.04, respectively, for our series A, series B, series C, series D and series E convertible preferred stock (subject to adjustment for certain dilutive events). Our obligation to convert the preferred stock upon demand by the holders may depress the price of our common stock and also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

As of February 3, 2006 we had 11,738,056 shares of common stock outstanding, plus (1) 58,400 shares of series A convertible preferred stock, convertible into approximately 330,316 shares of common stock at the conversion rate of 1:5.656, (2) 13,464 shares of series B Convertible Preferred stock convertible into approximately 84,150 shares of common stock at the conversion rate of 1:6.25, (3) 46,536 shares of series C convertible preferred stock convertible into approximately 263,212 shares of common stock at the conversion rate of 1:5.656, (4) 117,200 shares of series D convertible preferred stock convertible into approximately 325,558 shares of common stock at the conversion rate of 1:2.778, (5) 133,600 shares of series E convertible preferred stock convertible into approximately 474,434 shares of common stock at the conversion rate of 1:3.551, (6) 1,554,680 options to purchase shares of common stock with a weighted-average exercise price of $9.25 per share, (7) options to purchase 33,400 shares of series E convertible preferred stock which, if exercised, would convert into approximately 118,606 shares of common stock at the conversion rate of 1:3.551 and (8) 2,850,112 warrants to purchase shares of common stock with a weighted-average exercise price of $7.52. Of the shares outstanding, 9,926,825 shares of common stock are freely tradable without restriction. All of the remaining 1,811,231 shares are restricted from resale, except pursuant to certain exceptions under the Securities Act of 1933, as amended (the “Securities Act”).

Our outstanding options and warrants may adversely affect our ability to consummate future equity financings due to the dilution potential to future investors.

We have outstanding options and warrants for the purchase of shares of our common stock with exercise prices currently below market which may adversely affect our ability to consummate future equity financings. The holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. To the extent any such options and warrants are exercised, the value of our outstanding shares of our common stock may be diluted.

As of February 3, 2006, we have outstanding vested options to purchase 1,066,133 shares of common stock at a weighted-average exercise price of $9.58, and vested warrants to purchase 2,740,112 shares of common stock with a weighted-average price of $7.34.

Due to the number of shares of common stock we are obligated to sell pursuant to outstanding options and warrants described above, potential investors may not purchase our future equity offerings at market price because of the potential dilution such investors may suffer as a result of the exercise of the outstanding options and warrants.

The market price of our common stock has experienced significant volatility.

The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Our common stock price in the 52-week period ended December 30, 2005 had a high of $16.25 and a low of $6.30. Announcements of technological innovations or new products by us or our competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, delays in our testing and development schedules, public concern as to the safety of pharmaceutical

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drugs and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our common stock. The realization of any of the risks described in these “Risk Factors” may have a significant adverse impact on such market prices.

We may pay vendors in stock as consideration for their services; this may result in stockholder dilution, additional costs and difficulty retaining certain vendors.

In order for us to preserve our cash resources, we have previously paid and may in the future pay vendors in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we have agreed to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration. Paying vendors in shares, warrants or options to purchase shares of common stock may also limit our ability to contract with the vendor of our choice should that vendor decline payment in stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefor we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock’s market price for appreciation.

If we do not effectively manage our growth, our resources, systems and controls may be strained and our operating results may suffer.

We have recently added to our workforce and we plan to continue to increase the size of our workforce and scope of our operations as we continue our drug development programs and clinical trials and move towards commercialization of our products. This growth of our operations will place a significant strain on our management personnel, systems and resources. We may need to implement new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. These endeavors will require substantial management effort and skill, and we may require additional personnel and internal processes to manage these efforts. If we are unable to effectively manage our expanding operations, our revenue and operating results could be materially and adversely affected.

Our continuing obligations as a public company under the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and related regulations, are likely to increase our expenses and administrative burden. Changes in the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the National Association of Securities Dealers, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have and will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from the business of the Company to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies regulatory authorities may initiate legal proceedings against us and our business may be harmed.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide

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that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified officers and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit us and our stockholders. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the United States Securities Exchange Commission (“SEC”), the AMEX or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

Product liability exposure may expose us to significant liability.

We do not have pharmaceutical products for sale and we therefor do not carry product liability insurance. However, if we do commercialize drug products we will face risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient

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insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred, potentially damaging our financial performance. We do carry commercial general liability insurance and clinical trial insurance which covers our human clinical trial activities.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-3 that we filed with the SEC. Under this prospectus, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. The company’s offerings may total up to 3,000,000 shares. In addition, the Selling Stockholders also may from time to time collectively offer up to 744,540 shares of our common stock plus any additional shares paid to Selling Stockholders as dividends on the preferred shares that are convertible into the common stock registered hereunder or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is current only as of the date on its cover. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at 233 Broadway, 16th Floor, New York, New York 10279 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on or through our Internet website, http://www.immtech.biz, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the shares, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC’s public reference rooms listed above.

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25669) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference herein:

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(i)           our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the SEC on June 14, 2005;

(ii)           our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2005 (filed with the SEC on August 5, 2005) and September 30, 2005 (filed with the SEC on November 9, 2005);

(iii)          the description of our common stock set forth in our registration statement on Form SB-2 (Registration No. 333-64393) filed with the SEC under Section 12 of the Exchange Act on September 28, 1998, including any amendments or reports filed for the purpose of updating such description;

(iv)          our definitive proxy statement pursuant to Section 14(A) of the Exchange Act for our 2005 Annual Meeting of the Stockholders filed with the SEC on November 16, 2005;

(v)           all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above;

(vi)         our Form 8-A pursuant to Section 12(b) of the Exchange Act filed with the SEC on August 6, 2003;

(vii)	our registration statement on Form SB-2/A filed with the SEC on February 11, 1999; and

(viii)        our certificate of incorporation, as amended and restated and filed as Exhibit 4.2 to our Form 8-K filed with the SEC on December 14, 2005.

All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold are expressly incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents.

Statements made in this prospectus, or in any documents incorporated by reference in this prospectus as to the contents of any contract or other document are materially complete. For additional information we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone numbers: Corporate Secretary, Immtech Pharmaceuticals, Inc., 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, 60061, Telephone No.: (847) 573-0033 or toll free (877) 898-8038.

Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the registration statement and this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may”, “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans. Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements. Such factors include, among others described in this prospectus, the following (i) we are in an early stage of product development, (ii) the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development, (iii) the possibility that we or our collaborators will not successfully develop any marketable products, (iv) the possibility that advances by competitors will cause our product candidates not to be viable, (v) uncertainties as to the requirement that a drug product be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug product candidates, (vi) risks relating to requirements for approvals by governmental agencies, such as the Food and Drug Administration, before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our product candidates successfully, (vii) the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties, (viii) the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms, (ix) the possibility that any products successfully developed by us will not achieve market acceptance and (x) other risks and uncertainties that may not be described herein. We undertake no obligation except as required by law to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

An investment in the securities offered by this prospectus involves a high degree of risk. Prospective investors should consider carefully the information provided under “Risk Factors” beginning on page 1. A glossary which defines various terms used in this prospectus begins on page 19.

We are a pharmaceutical company focused on commercializing drugs to treat infectious diseases and aim to expand our markets by targeting other disorders. We have advanced clinical programs that include new treatments for malaria, Pneumocystis pneumonia and African sleeping sickness (trypanosomiasis) and drug development programs for fungal infections, tuberculosis, and hepatitis C. Immtech has worldwide licensing and exclusive commercialization rights to a large library of well-defined pharmaceutical compounds, and the Company is broadening the application of its intellectual property portfolio.

Since our formation in October 1984, we have engaged in pharmaceutical research and drug development, expanding our scientific capabilities and collaborative network, developing technology licensing agreements, and advancing the commercialization of our proprietary technologies, including the development of aromatic cations (which include dications) commencing in 1997. In addition to our internal resources, we use the expertise and resources of strategic partners and third parties in a number of areas, including (i) discovery research, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs.

USE OF PROCEEDS

We intend to use the proceeds of the sale of shares of common stock offered by us under this prospectus for general corporate purposes, including research and development and commercialization efforts. We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders under this prospectus. However, we will receive proceeds, in the event they are exercised, from (i) the exercise of Series E Stock Purchase Options by the holders of Series E Stock and (ii) the exercise of Common Stock Purchase Warrants by the Selling Stockholders.

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The maximum amount that we will receive if the holders of Series E Stock exercise all of their Series E Stock Purchase Options is $835,000. The maximum amount that we will receive if the Selling Stockholders exercise all of their Common Stock Purchase Warrants is $1,515,000. Any funds received from the exercise of the Series E Stock Purchase Options and/or the Common Stock Purchase Warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

All of the Selling Stockholders listed below, other than Ableguard Investment Limited (“Ableguard”), acquired our Series E stock in a private placement, which closed on December 13, 2005; Ableguard was granted a three year warrant to purchase 68,000 shares of our common stock, at $10.00 per share, for its services assisting the Company to consummate the December 13, 2005 private placement. The Selling Stockholders (other than Ableguard except with respect to (iii) below) have the right to acquire shares of common stock (i) upon conversion of the Series E Stock, (ii) upon issuance of common stock as stock dividends to holders of Series E Stock and (iii) upon exercise of the Common Stock Purchase Warrants. No period of time has been fixed within which the shares registered under this prospectus may be offered or sold. Our obligation to keep the registration statement of which this prospectus is a part effective expires on December 12, 2006, or sooner if all Selling Stockholders’ shares are sold.

On December 13, 2005, the Selling Stockholders other than Ableguard purchased in the aggregate 133,600 shares of our series E stock for gross proceeds to us of $3,340,000. Each purchaser of Series E Stock was granted (i) a Series E Stock Purchase Option to purchase one additional share of Series E Stock for each four shares purchased on December 13, 2005 and (ii) a Common Stock Purchase Warrant to purchase one share of common stock for each $40 invested. The above-mentioned option expires 30 days after the effective date of the registration statement of which this prospectus is part. Subject to adjustment for dilution protection, each share of series E stock is convertible into 3.551 shares of common stock. The Series E Stock earns a 6% per annum dividend payable semi-annually each April 15th and October 15th, in cash or common stock at the company’s option, for so long as the Series E Stock remains outstanding. If common stock is to be used to pay the Series E Stock dividend, such common stock is to be valued at the 10-day volume-weighted average closing-bid price immediately prior to the date of payment. We agreed to use reasonable efforts to register the resale by the Selling Stockholders of the shares of common stock issuable upon conversion of the series E stock within 30 days after the date of purchase of the Series E Stock, and to keep such registration effective for the lesser of one year from the date of issuance or until all of such shares are sold.

The Common Stock Purchase Warrants are exercisable for three years from the date of grant at $10.00 per share of common stock. The Company may redeem all or a portion of the Common Stock Purchase Warrants, at $0.10 per share underling such warrants, at any time after the first anniversary of the award date if the Company’s common stock closes above $15.00 for 20 out of any 30 consecutive “trading days” prior to the date of redemption.

On December 10, 2005, we entered into an agreement with Ableguard to assist us to identify qualified investors for our Series E Stock private placement. For its services, we issued to Ableguard a Common Stock Purchase Warrant to purchase 68,000 shares of our common stock exercisable at $10.00 per share for the three year period commencing December 13, 2005.

The following table sets forth for each Selling Stockholder (i) the number of shares being registered by this prospectus, (ii) the number of shares and percent of class beneficially owned at the date of filing, and (iii) the number of shares and percent of class that the Selling Stockholder would beneficially own if all shares registered hereunder were sold, assuming no other shares were purchased. Except as described herein, no Selling Stockholder has been an officer, director or employee of Immtech for the past three years. Because the Selling Stockholders may offer all, some or none of their shares, we cannot provide a definitive estimate of the number of shares each will hold after such registration. This prospectus is filed at our expense.

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Name	Series E Stock Purchased	Series E Stock Option	Common Stock Underlying Series E Stock	Shares of Common Stock Underlying Warrants	Total Shares Beneficially Owned	Shares Registered	Percent of Class of Shares Beneficially Owned(1)	Shares Remaining if all Shares Registered are Sold	Percent of Class if all Shares Registered are Sold

Ableguard Investment Limited	0	0	0	68,000	68,000	68,000	*	0	*
Lee Chung Shing Javan	26,000	6,500	115,412	16,250	461,436	131,662	3.89	329,774	2.81
Ma Fa On	12,000	3,000	53,267	7,500	90,542	60,767	*	29,775	*
Eric (Rick) Sorkin(2)	12,000	3,000	53,267	7,500	415,233	60,767	3.41	354,466	2.92
Lau Chu	10,000	2,500	44,389	6,250	158,684	50,639	1.33	108,045	*
Dennis J. Fisher	10,000	2,500	44,389	6,250	50,639	50,639	*	0	*
Michael Keiser	10,000	2,500	44,389	6,250	50,639	50,639	*	0	*
Donald F. Sinex	6,000	1,500	26,634	3,750	50,784	30,384	*	20,400	*
Tsang Wai Ping Alfred	4,800	1,200	21,306	3,000	46,470	24,306	*	22,164	*
Jerry Sorkin	4,000	1,000	17,756	2,500	38,930	20,256	*	18,674	*
Li Kwo Yuk	4,000	1,000	17,756	2,500	53,169	20,256	*	32,913	*
Elefanti Limited	4,000	1,000	17,756	2,500	102,356	20,256	*	82,100	*
Cheung Yuk Chor Dickie	4,000	1,000	17,756	2,500	161,982	20,256	1.37	141,726	1.20

Name	Series E Stock Purchased	Series E Stock Option	Common Stock Underlying Series E Stock	Shares of Common Stock Underlying Warrants	Total Shares Beneficially Owned	Shares Registered	Percent of Class of Shares Beneficially Owned(1)	Shares Remaining if all Shares Registered are Sold	Percent of Class if all Shares Registered are Sold

Fang Zheng Jie Zhang	4,000	1,000	17,756	2,500	20,256	20,256	*	0	*
Lau Shun Shing	4,000	1,000	17,756	2,500	25,667	20,256	*	5,411	*
Lau Mei Yin Amy	3,200	800	14,205	2,000	37,378	16,205	*	21,173	*
Lau Man Fai	3,200	800	14,205	2,000	46,806	16,205	*	30,600	*
Tao Wai Ling	2,400	600	10,654	1,500	12,153	12,154	*	0	*
Frederick Wackerle(2)	2,000	500	8,878	1,250	126,817	10,128	1.05	116,689	*
R2C2 LLC	2,000	500	8,878	1,250	16,378	10,128	*	6,250	*
Cheung Wai Fong	1,600	400	7,102	1,000	8,101	8,102	*	0	*
Lau Kin Yip	1,200	300	5,326	750	6,287	6,076	*	211	*
Low Kit Yong	1,200	300	5,326	750	6,077	6,076	*	0	*
Lo Mo On	800	200	3,551	500	5,651	4,051	*	1,600	*
T. Stephen Thompson(3)	800	200	3,551	500	531,989	4,051	4.43%	527,938	4.40
Wong Man Ying	400	100	1,775	250	3,852	2,025	*	1,827	*
Totals	133,600	33,400	593,040	151,500	2,596,276	744,540		1,851,736

*	Less than 1.00%.
(1)

The corresponding percentages are the quotient of (x) the number of shares beneficially owned and (y) the sum of the 11,738,056 shares of common stock outstanding, the number shares of common stock issuable upon conversion of series A stock, series B stock, series C stock, series D stock and Series E stock and such holder’s options and warrants exercisable within 60 days of the date of January 31, 2005.

(2)	Eric L. (Rick) Sorkin and Frederick Wackerle are directors of the Company.
(3)	T. Stephen Thompson is the president and chief executive officer and a director of the Company.

DESCRIPTION OF CAPITAL STOCK

General

The following are the material terms of our common stock. You should refer to the applicable provisions of Delaware law, our certificate of incorporation as amended and our bylaws for additional information. See “Where You Can Find More Information.”

Under our amended and restated certificate of incorporation our authorized capital stock consists of:

100,000,000 shares of common stock, par value $0.01 per share; and

5,000,000 shares of preferred stock, par value $0.01 per share.

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As of February 3, 2006, we had 11,738,056 shares of common stock outstanding (not including 330,316 shares of common stock reserved for conversion of series A stock, 84,150 shares of common stock reserved for conversion of series B stock, 263,212 shares of common stock reserved for conversion of series C stock, 325,558 shares of common stock reserved for the conversion of series D stock, 474,434 shares of common stock reserved for the conversion of Series E Stock, 1,554,680 shares of common stock reserved for exercise of outstanding options, 118,606 shares of common stock reserved for conversion (after exercise into Series E Stock) of the Series E Stock Purchase Options and 2,850,112 shares of common stock reserved for exercise of outstanding warrants held by certain investors). Of the shares of common stock outstanding, 9,926,825 shares of common stock are freely tradable without restriction. All of the remaining 1,811,231 shares are restricted from resale except pursuant to certain exceptions under the Securities Act. All of the common stock underlying the Series E Stock, including he Series E Stock receivable upon exercise of the Series E Stock Purchase Options, is registered by this prospectus.

Common Stock

Our common stock is traded on the AMEX under the symbol “IMM.” Each share of our common stock entitles the holder to one vote on all matters on which holders are permitted to vote. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.

Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to dividends when, and if, declared by the board of directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to a pro rata share in any distribution to stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

PLAN OF DISTRIBUTION

The distribution of the shares described in this prospectus may be effected from time to time in one or more transactions either (a) at a fixed price or prices which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices relating to the prevailing market prices or (d) at negotiated prices. We (subject to AMEX rules) and the Selling Stockholders may offer and sell the shares described in this prospectus (i) through agents, (ii) through one or more underwriters or dealers, (iii) through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (iv) directly to one or more purchasers (through a specific bidding or auction process or otherwise) or (v) through a combination of any of these methods of sale.

To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sales of shares by the Selling Stockholders. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We will pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus. Any brokerage commissions and similar selling expenses attributable to the sale of shares by the Selling Stockholders will be borne by the Selling Stockholders.

We have agreed to indemnify the Selling Stockholders and the Selling Stockholders’ respective officers, directors, employees and agents, and each person who controls such Selling Stockholders, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, and the Selling Stockholders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, in each case in connection with this offering.

We or the Selling Stockholders may solicit offers to purchase the shares directly and we or the Selling Stockholders may sell the shares directly to institutional or other investors. We or the Selling Stockholders may enter into agreements with agents, underwriters and dealers under which we or the Selling Stockholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities

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Act, or to contribute to payments they may be required to make with respect to these liabilities. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or the Selling Stockholders in the ordinary course of business.

If we or any Selling Stockholders offer and sell shares through an underwriter or underwriters, then we or the Selling Stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in a prospectus supplement, if applicable, which will be used by the underwriters to make resales of the shares. If the Selling Stockholders offer and sell the shares through a dealer, then the Selling Stockholders or an underwriter will sell the shares to the dealer, as principal. The dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale.

We may grant underwriters who participate in the distribution of the shares an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

The Selling Stockholders, dealers acting in connection with the offering and brokers executing sell orders on behalf of one or more Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for the company by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this prospectus, incorporated by reference herein or provided by supplement. We have not authorized anyone else to provide you with different information. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

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GLOSSARY

As used in this prospectus, the following terms have the meanings set forth below.

AIDS	Acquired immune deficiency syndrome, a disease caused by a virus.
DB289	The designation given to our lead dication.
Dication	A chemical molecule with two positively charged ends that are held together by a chemical linker.
IND	Investigational New Drug Application, or IND, is a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.
Leishmaniasis	An infection caused by a protozoal parasite that affects the skin and abdominal organs, causing ulcers or skin disorders that resemble leprosy.
PCP	Pneumocystis carinii pneumonia (“PCP”) is a protozoal infection of the lungs, and most common of the AIDS-associated diseases.
Phase I	Clinical testing in which the safety and pharmacological profile of a new drug is established in humans.
Phase II

Clinical testing in which the effectiveness of a new drug is established in humans. This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug and the toxicity profile in specific patient populations.

Phase III

Commonly referred to as pivotal studies (however, in certain circumstances, Phase II trials can serve as pivotal). When Phase II evaluations demonstrate that a dose range of the drug has a therapeutic effect and an acceptable safety profile, Phase III trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

Trypanosomiasis	An infection caused by a protozoal parasite and transmitted usually by insect bites. Also known as African sleeping sickness.

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IMMTECH PHARMACEUTICALS, INC.

3,744,540 Shares

Common Stock

PROSPECTUS

February 7, 2006